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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 12, 2003

                         CRESCENT FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

      North Carolina                  000-32951              56-2259050
(State or other jurisdiction    (Commission File No.)      (IRS Employer
    of incorporation)                                    Identification No.)

                1005 High House Road, Cary, North Carolina 27513
                    (Address of principal executive offices)

Registrant's telephone number, including area code (919) 460-7770

                                 Not Applicable
                 (Former address of principal executive offices)

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Item 5.

On March 12, 2003 the Registrant and its wholly-owned subsidiary, Crescent State Bank, entered into an Agreement and Plan of Reorganization and Merger (the "Agreement") with Centennial Bank, Southern Pines, North Carolina ("Centennial") providing for the merger of Centennial with and into Crescent State Bank. The survivor in the merger transaction will be Crescent State Bank. Shareholders of Centennial will be entitled to receive cash in the amount of $10.11 per share, shares of the Registrant or a combination thereof provided, however, that not more than 50% of the shares of Centennial shall be exchanged for shares of the Registrant and not more than 50% of the shares of Centennial shall be exchanged for cash. The exchange ratio for shares of the Registrant will be determined based upon the thirty (30) day average sale price of Registrant's common stock immediately before the effective date. In no event will the exchange ratio exceed 1.0965 per share nor be less than 0.8107 per share.

The Agreement has been approved by the Boards of Directors of the Registrant, Crescent State Bank and Centennial and is subject to approval of the shareholders of the Registrant and Centennial. The Agreement is also subject to approval of Federal and State banking regulatory authorities. Both the Registrant and Centennial intend to present the proposal to their respective groups of shareholders at their 2003 annual meeting.

Centennial has agreed to pay Registrant a fee of $450,000 plus out-of-pocket expenses of up to $100,000, should Centennial terminate the Agreement under certain circumstances.

Assuming receipt of shareholder and regulatory approvals, the Registrant anticipates that the merger will be effective in the fourth quarter of 2003.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  CRESCENT FINANCIAL CORPORATION


                                                  By: /s/ Michael G. Carlton
                                                      --------------------------
                                                      Michael G. Carlton
                                                      President and CEO

Dated: March 17, 2003

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                                  EXHIBIT INDEX

Exhibit Number                         Description of Exhibit
--------------                         ----------------------

      2          Agreement and Plan of Reorganization and Merger by and between
                    Crescent Financial Corporation, Crescent State Bank and
                              Centennial Bank dated March 12, 2003.

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